    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2002
                                                   REGISTRATION   NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          THE WILLIAMS COMPANIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)




                    Delaware                                                   73-0569878
(State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification No.)
                  Organization)

                                                                      William G. von Glahn, Esq.
                                                               Senior Vice President and General Counsel
             One Williams Center                                     The Williams Companies, Inc.
            Tulsa, Oklahoma 74172                                         One Williams Center
               (918) 573-2000                                            Tulsa, Oklahoma 74172
 (Address, Including Zip Code, and Telephone                                (918) 573-2000
Number, Including Area Code, of Registrant's               (Name, Address, Including Zip Code, and Telephone
        Principal Executive Offices)                      Number, Including Area Code, of Agent For Service)


                                    COPY TO:

                               Marlene Alva, Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                                   ----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------


                         CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED
                                                                       MAXIMUM         PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                 AMOUNT TO BE   OFFERING PRICE     AGGREGATE OFFERING          AMOUNT OF
           SECURITIES TO BE REGISTERED                REGISTERED       PER UNIT             PRICE(2)            REGISTRATION FEE
           ---------------------------               ------------   --------------     ------------------       ----------------
Debt Securities; Preferred Stock, $1 par value;
 Common Stock, $1 par value; Preferred Stock
 Purchase Rights; Purchase Contracts(3),
 Warrants(4) and Units(5).........................       (1)(6)          (5)             $2,700,000,000            $248,400.00

(1) This Registration Statement also covers such indeterminate number of shares of Common Stock of the Registrant and accompanying Preferred Stock Purchase Rights, if any, (i) as shall be issuable or deliverable upon conversion of any Debt Securities or Preferred Stock registered hereby, which are convertible into such Common Stock, (ii) as may be issuable or deliverable in connection with the exercise of any Warrants or the settlement of any Purchase Contracts and (iii) as may be required for delivery upon conversion, exercise or settlement of any such convertible securities, warrants or purchase contracts as a result of anti-dilution provisions thereof.

(2) Estimated solely for the purpose of determining the registration fee. Excludes an aggregate of $300,000,000 of unsold securities included in Registration No. 333-73326, filed on November 14, 2001, for which a registration fee of $71,700 was paid, which are covered by the Prospectus included in this Registration Statement pursuant to Rule 429. If any debt securities are issued at original issue discount, such greater amount as shall result in net proceeds of $2,700,000,000 to the registrant.

(3) There are being registered hereby such indeterminate number of Purchase Contracts as may be issued at indeterminate prices. Such Purchase Contracts may be issued together with any of the other securities being registered hereby. Purchase Contracts may require the holder thereof to purchase or sell any of the other securities registered hereby or to purchase or sell
     (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(4) There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices. Such Warrants may be issued together with any of the securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with the Registrant, a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(5) There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.

(6) Not applicable pursuant to Form S-3 General Instruction II(D) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to an aggregate of $300,000,000 of unsold securities registered under Registration Statement No. 333-73326, filed on November 14, 2001, for which a registration fee of $71,700 was paid.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED APRIL 4, 2002

PROSPECTUS

                          THE WILLIAMS COMPANIES, INC.

                                 $3,000,000,000

                                DEBT SECURITIES,

                                PREFERRED STOCK,

                                  COMMON STOCK,

                                    WARRANTS,

                             PURCHASE CONTRACTS AND

                                      UNITS

                                   ----------

We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                   ----------


                         The date of this prospectus is

                                TABLE OF CONTENTS


                                                       PAGE                                                                  PAGE
                                                        NO.                                                                   NO.
                                                       ----                                                                  ----
Forward-Looking Statements.........................      1          Description of Common Stock........................       17
Where You Can Find More Information................      1          Description of Warrants............................       18
Incorporation of Documents by Reference............      2          Description of Purchase Contracts..................       19
The Williams Companies, Inc........................      3          Description of Units...............................       19
Use of Proceeds....................................      3          Plan of Distribution...............................       19
Ratios of Earnings to Combined Fixed Charges and                    Experts............................................       20
 Preferred Stock Dividend Requirements.............      4          Legal Matters......................................       20
Description of Debt Securities.....................      4
Description of Preferred Stock.....................     13


                                   ----------

References in this prospectus to "Williams," "we," "us" or "our" refer to The Williams Companies, Inc.

                           FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can be identified by words such as "anticipates," "believes," "expects," "planned," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Additional information about issues that could lead to material changes in performance is contained in our Annual Report on Form 10-K for the year ended December 31, 2001 which is incorporated by reference in this prospectus.


                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                   ----------

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ITS SUPPLEMENT(S). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                   ----------


                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

     o   our annual report on Form 10-K for the year ended December 31, 2001;

     o our current reports on Form 8-K filed January 4, 2002, January 23, 2002, January 30, 2002, February 5, 2001, February 19, 2002, March 7,
         2002 (two filed on this date), March 8, 2002, March 13, 2002 (two filed on this date), March 20, 2002, March 27, 2002, March 28, 2002 (two filed on this date) and April 1, 2002;

     o   our current report on Form 8-K/A filed March 20, 2002; and

     o   our definitive proxy statement on Schedule 14A filed March 29, 2002.


You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                          The Williams Companies, Inc.
                               One Williams Center
                              Tulsa, Oklahoma 74172
                         Attention: Corporate Secretary
                            Telephone: (918) 573-2000

You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                          THE WILLIAMS COMPANIES, INC.

Williams, through Williams Energy Marketing & Trading Company, Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC, and their respective subsidiaries, engages in the following types of energy-related activities:


     o price risk management services and the purchase and sale, and arranging of transportation or transmission, of energy and energy-related commodities including natural gas and gas liquids, crude oil and refined products and electricity;

     o transportation and storage of natural gas and related activities through the operating and ownership of four wholly-owned interstate natural gas pipelines, several pipeline joint ventures and a wholly-owned liquefied natural gas terminal;

     o exploration, production and marketing of oil and gas through ownership of 3.2 trillion cubic feet equivalent of proved natural gas reserves primarily located in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States;

     o direct investments in international energy projects located primarily in South America and Lithuania, investments in energy and infrastructure development funds in Asia and South America and soda ash mining operations in Colorado;

     o natural gas gathering, treating and processing activities through ownership and operation of approximately 11,200 miles of gathering lines, 10 natural gas treating plants and 18 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

     o natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,770 miles of which are partially owned);

     o transportation of petroleum products and related terminal services through ownership or operation of approximately 6,747 miles of petroleum products pipeline and 39 petroleum products terminals;

     o light hydrocarbon/olefin transportation through 300 miles of pipeline in southern Louisiana;

     o ethylene production through a 5/12 interest in a 1.3 billion pounds per year facility in Geismar, Louisiana;

     o production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests of investments in four other plants;

     o refining of petroleum products through operation and ownership of two refineries;

     o   retail marketing through 61 travel centers;

     o through a partially owned subsidiary, petroleum products terminal services through the ownership and operation of five marine terminals and 25 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States; and

     o through a partially owned subsidiary, ammonia transportation and terminal services through ownership and operation of an ammonia pipeline and terminal system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

Williams was incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

                                 USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Williams will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. Williams anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank credit agreements.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.


                  YEAR ENDED DECEMBER 31,
           -------------------------------------------
           2001     2000      1999      1998      1997
           ----     ----      ----      ----      ----
            2.66     2.99      1.86      1.71      2.37


For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     o   income taxes;

     o   extraordinary gain (loss);

     o minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     o   interest expense, net of interest capitalized;

     o   interest expense of 50-percent-owned companies;

     o that portion of rental expense that we believe to represent an interest factor;

     o pretax effect of dividends on preferred stock of Williams (1999 and prior);

     o adjustment to equity earnings to exclude equity investments with losses; and

     o adjustment to equity earnings to reflect actual distributions from equity investments.


Fixed charges means the sum of the following:

     o   interest expense;

     o that portion of rental expense that we believe to represent an interest factor;

     o pretax effect of dividends on preferred stock of Williams (1999 and prior);

     o pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

     o   interest expense of 50-percent-owned companies.


                         DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of Williams. Williams will issue debt securities that will be senior debt under the senior debt indenture between Williams and Bank One Trust Company, National Association, as trustee. Williams will issue debt securities that will be subordinated debt under the subordinated debt indenture between Williams and Bank One Trust Company, National Association, as trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to Bank One Trust Company, National Association, as the trustee. Williams has filed the forms of the indentures as exhibits to the registration statement.

THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURES AND THE DEBT SECURITIES ARE NOT COMPLETE AND THESE SUMMARIES ARE SUBJECT TO THE DETAILED PROVISIONS OF THE APPLICABLE INDENTURE. FOR A FULL DESCRIPTION OF THESE PROVISIONS, INCLUDING THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS, AND FOR OTHER INFORMATION REGARDING THE DEBT SECURITIES, SEE THE INDENTURES. Wherever this prospectus refers to particular sections or defined terms of the applicable indenture, these sections or defined terms are incorporated by reference in this prospectus as part of the statement made, and the statement is qualified in its entirety by such reference. The indentures are substantially identical, except for the provisions relating to subordination and Williams' limitation on liens. See "-- Subordinated Debt" and "-- Covenants of Williams." Neither indenture contains any covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

DEFINITIONS

Some of the terms in Article One of the senior debt indenture are summarized as follows:

"Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated Subsidiaries determined on a consolidated basis in accordance with accounting principles generally accepted in the United States.

"Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

     o   intangible assets;

     o current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains, and deferred income;

     o   reserves;

     o advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

     o an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and

     o   minority stockholder interests.

"Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

You should note that the term "subsidiary," as used in this section describing the debt securities, refers only to a corporation in which Williams, or another subsidiary or subsidiaries of Williams, owns at least a majority of the outstanding securities which have voting power.


GENERAL TERMS OF THE DEBT SECURITIES

Neither of the indentures limits the amount of debt securities, debentures, notes, or other evidences of indebtedness that Williams or any of its subsidiaries may issue. The debt securities will be unsecured senior or subordinated obligations of Williams. Williams' subsidiaries own all of the operating assets of Williams and its subsidiaries. Therefore, Williams' rights and the rights of Williams' creditors, including holders of debt securities, to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Williams may itself be a creditor with recognized claims against the subsidiary. The ability of Williams to pay principal of and interest on the debt securities is, to a large extent, dependent upon dividends or other payments from its subsidiaries.

TERMS YOU WILL FIND IN THE PROSPECTUS SUPPLEMENT

The prospectus supplement will provide information relating to the debt securities and the following terms of the debt securities, to the extent such terms are applicable to the debt securities described in a particular prospectus supplement:

     o   classification as senior or subordinated debt securities;

     o ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries' debt;

     o if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

     o the specific designation, aggregate principal amount, purchase price, and denomination of such debt securities;

     o currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;

     o   maturity date;

     o interest rate or rates, if any, or the method by which the rate will be determined;

     o   the dates on which any interest will be payable;

     o the place or places where the principal of and interest, if any, on the debt securities will be payable;

     o   any redemption or sinking fund provisions;

     o whether the debt securities will be issuable in registered or bearer form or both and, if debt securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of debt securities in bearer form;

     o whether Williams will issue the debt securities by themselves or as part of a unit together with other securities;

     o any applicable United States federal income tax consequences, including whether and under what circumstances Williams will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment, or governmental charge withheld or deducted, and if so, whether Williams will have the option to redeem such debt securities rather than pay such additional amounts; and

     o any other specific terms of the debt securities, including any additional events of default or covenants with respect to such debt securities.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Holders of registered debt securities may present debt securities for transfer in the manner, at the places, and subject to the restrictions set forth in the debt securities and the prospectus supplement. Williams will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable indenture. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.


INTEREST RATE

Debt securities that bear interest will do so at a fixed rate or a floating rate. Williams will sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.

The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

     o   any discounted debt securities; or

     o certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.


REGISTERED GLOBAL SECURITIES

Williams may issue registered debt securities of a series in the form of one or more fully registered global securities. Williams will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. Williams will then issue one or more registered global securities in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

     o by the depositary for the registered global security to a nominee of the depositary;

     o by a nominee of the depositary to the depositary or another nominee of the depositary; or

     o by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of the debt securities to be represented by a registered global security. Williams anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as "participants." Any underwriters or agents participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a registered global security:

     o may not have the debt securities represented by a registered global security registered in their names;

     o will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

     o will not be considered the owners or holders of debt securities represented by a registered global security under the applicable indenture.


PAYMENT OF INTEREST ON AND PRINCIPAL OF REGISTERED GLOBAL SECURITIES

Williams will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Williams, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

     o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security; or

     o maintaining, supervising, or reviewing any records relating to beneficial ownership interests.

Williams expects that the depositary, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary's records. Williams also expects that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in "street name." Williams also expects that this payout will be the responsibility of participants.


EXCHANGE OF REGISTERED GLOBAL SECURITIES


Williams will issue debt securities in definitive form in exchange for the registered global security if:

     o the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary; and

     o   Williams does not appoint a successor depositary within ninety days.

In addition, Williams may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, Williams will issue debt securities of a series in definitive form in exchange for all of the registered global security or securities representing these debt securities.


SENIOR DEBT

Williams will issue under the senior debt indenture the debt securities and any coupons that will constitute part of the senior debt of Williams. These senior debt securities will rank equally and ratably with all other unsecured and unsubordinated debt of Williams.


SUBORDINATED DEBT

Williams will issue under the subordinated debt indenture the debt securities and any coupons that will constitute part of the subordinated debt of Williams. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all "senior indebtedness" of Williams. The subordinated debt indenture defines "senior indebtedness" as obligations of, or guaranteed or assumed by, Williams for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments, and amendments, renewals, extensions, modifications, and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities, or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See subordinated debt indenture, section 1.1.

In general, the holders of all senior indebtedness are entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

     o any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, or other similar proceedings which concern Williams or a substantial part of its property;

     o a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. This type of an event of default must have continued beyond the period of grace, if any, provided for this type of an event of default under the senior indebtedness, and this type of an event of default shall not have been cured or waived or shall not have ceased to exist; or

     o the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default contained in the subordinated debt indenture. This declaration must not have been rescinded and annulled as provided in the subordinated debt indenture.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.


COVENANTS OF WILLIAMS

Liens. The senior debt indenture refers to any instrument securing indebtedness, such as a mortgage, pledge, lien, security interest, or encumbrance on any property of Williams, as a "mortgage." The senior debt indenture further provides that, subject to certain exceptions, Williams will not, nor will it permit any subsidiary to, issue, assume, or guarantee any indebtedness secured by a mortgage unless Williams provides equal and proportionate security for the senior debt securities Williams issues under the senior debt indenture. Among these exceptions are:

     o   certain purchase money mortgages;

     o certain preexisting mortgages on any property acquired or constructed by Williams or a subsidiary;

     o certain mortgages created within one year after completion of such acquisition or construction;

     o certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     o mortgages on property of a subsidiary existing at the time it became a subsidiary of Williams; and

     o mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets. See the senior debt indenture, section 3.6.

Consolidation, Merger, Conveyance of Assets. Each indenture provides, in general, that Williams will not consolidate with or merge into any other entity or convey, transfer, or lease its properties and assets substantially as an entirety to any person unless:

     o the corporation, limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which Williams is merged or the person which acquires such assets expressly assumes Williams' obligations under the applicable indenture and the debt securities issued under this indenture; and

     o immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. See section 9.1 of the indentures.

Event Risk. Except for the limitations on liens described above, neither indenture nor the debt securities contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving Williams.


EVENT OF DEFAULT

In general, each indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

         (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration, or otherwise;

         (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

         (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of that series or that indenture other than:

                  o default in or breach of a covenant which is dealt with otherwise below, or

                  o if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

         (d) certain events of bankruptcy, insolvency, or reorganization of Williams. See section 5.1 of the indentures.


In general, each indenture provides that if an event of default described in clauses (a), (b), or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities of the relevant series may then declare the following amounts to be due and payable immediately:

     o the entire principal of all debt securities of each series affected by the event of default; and

     o   the interest accrued on such principal.

Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the applicable indenture and then outstanding, treated as one class, which are affected by the event of default.

Each indenture also generally provides that if a default described in clause (c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency, and reorganization of Williams occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the applicable indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities. See sections 5.1 and 5.10 of the indentures.

Each indenture provides that the holders of debt securities issued under that indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. See section 6.2 of the indentures. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the applicable indenture may direct the time, method, and place of:

     o   conducting any proceeding for any remedy available to the trustee; or

     o   exercising any trust or power conferred on the trustee.

This right of the holders of debt securities is, however, subject to the provisions in each indenture providing for the indemnification of the trustee and other specified limitations. See section 5.9 of the indentures.

In general, each indenture provides that holders of debt securities issued under that indenture may only institute an action against Williams under the indenture if the following four conditions are fulfilled:

     o the holder previously has given to the trustee written notice of default and the default continues;

     o the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding have requested the trustee to institute such action and have offered the trustee reasonable indemnity;

     o the trustee has not instituted such action within 60 days of receipt of such request; and

     o the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the applicable indenture and then outstanding. See sections 5.6, 5.7, and 5.9 of the indentures.

The above four conditions do not apply to actions by holders of the debt securities under the applicable indenture against Williams for payment of principal or interest on or after the due date provided. Each indenture contains a covenant that Williams will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. See section 3.5 of the indentures.


DISCHARGE, DEFEASANCE, AND COVENANT DEFEASANCE

Williams can discharge or defease its obligations under each indenture as set forth below. See section 10.1 of the indentures.

Under terms satisfactory to the trustee, Williams may discharge certain obligations to holders of any series of debt securities issued under the applicable indenture which have not already been delivered to the trustee for cancellation. These debt securities must also:

     o   have become due and payable;

     o   be due and payable by their terms within one year; or

     o   be scheduled for redemption by their terms within one year.

Williams may redeem any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay, at maturity or upon redemption, the principal of and interest on such debt securities. Williams may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the applicable indenture.

Williams may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under such indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, Williams may be released with respect to any outstanding series of debt securities issued under the relevant indenture from the obligations imposed by sections 3.6 and 9.1, in the case of the senior debt indenture, and section 9.1, in the case of the subordinated debt indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, Williams may avoid compliance with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     o Williams irrevocably deposits with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of the series issued under the applicable indenture;

     o Williams delivers to the trustee an opinion of counsel to the effect that the holders of the series of debt securities will not recognize income, gain, or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred. In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the applicable indenture, since this result would not occur under current tax law;

     o in the case of the subordinated debt indenture, no event or condition shall exist that, pursuant to certain provisions described under "-- Subordinated Debt" above, would prevent Williams from making payments of principal of or interest on the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date; and

     o in the case of the subordinated indenture, Williams delivers to the trustee for the subordinated debt indenture an opinion of counsel to the effect that:

         (a) the trust funds will not be subject to any rights of holders of senior indebtedness; and

         (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally.

If a court were to rule under any such law in any case or proceeding that the trust funds remained property of Williams, counsel must give its opinion only with respect to:

         (a) the trustee's valid and perfected security interest in these trust funds;

         (b) adequate protection of holders of the subordinated debt securities interests in these funds; and

         (c) no prior rights of holders of senior debt securities in property or interests granted to the trustee or holders of the subordinated debt securities in exchange for or with respect to these trust funds.


MODIFICATION OF THE INDENTURES

Each indenture provides that Williams and the trustee may enter into supplemental indentures, which conform to the provisions of the Trust Indenture Act of 1939, without the consent of the holders to, in general:

     o   secure any debt securities;

     o evidence the assumption by a successor person of the obligations of Williams;

     o   add further covenants for the protection of the holders;

     o cure any ambiguity or correct any inconsistency in that indenture, so long as the action will not adversely effect the interests of the holders;

     o   establish the form or terms of debt securities of any series; and

     o   evidence the acceptance of appointment by a successor trustee. See section 8.1 of the indentures.

Each indenture also permits Williams and the trustee to:

     o   add any provisions to that indenture;

     o   change in any manner that indenture;

     o   eliminate any of the provisions of that indenture; and

     o modify in any way the rights of the holders of debt securities of each series affected.

All of the above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under that indenture then outstanding and affected. These holders will vote as one class to approve such changes.

Such changes must, however, conform to the Trust Indenture Act of 1939 and Williams and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     o   extend the final maturity of the principal of any debt securities;

     o   reduce the principal amount of any debt securities;

     o reduce the rate or extend the time of payment of interest on any debt securities;

     o   reduce any amount payable on redemption of any debt securities;

     o change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     o reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     o alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     o impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     o reduce the percentage in principal amount of debt securities of any series issued under the applicable indenture, the consent of the holders of which is required for any such modification. See section 8.2 of the indentures.

The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by such an amendment. See the subordinated debt indenture, section 8.6.


CONVERSION RIGHTS

The prospectus supplement will provide if a series of securities is convertible into our common stock and the initial conversion price per share at which the securities may be converted. Unless we specify other conversion provisions in the prospectus supplement, the following provisions will be applicable to our convertible securities.

If we have not redeemed a convertible security, the holder of the convertible security may convert the security, or any portion of the principal amount in integral multiples of $1,000, at the conversion price in effect at the time of conversion, into shares of Williams' common stock. Conversion rights expire at the close of business on the date specified in the prospectus supplement for a series of convertible securities. Conversion rights expire at the close of business on the redemption date in the case of any convertible securities that we call for redemption.

In order to exercise the conversion privilege, the holder of the convertible security must surrender to us, at any office or agency maintained for that purpose, the security with a written notice of the election to convert the security, and, if the holder is converting less than the entire principal amount of the security, the amount of security to be converted. In addition, if the convertible security is converted during the period between a record date for the payment of interest and the related interest payment date, the person entitled to convert the security must pay us an amount equal to the interest payable on the principal amount being converted.

We will not pay any interest on converted securities on any interest payment date after the date of conversion except for those securities surrendered during the period between a record date for the payment of interest and the related interest payment date.

Convertible securities shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the security. We will not issue any fractional shares of stock upon conversion, but we will make an adjustment in cash based on the market price at the close of business on the date of conversion.

The conversion price will be subject to adjustment in the event of:

     o   payment of stock dividends or other distributions of our common stock;

     o issuance of rights or warrants to all our stockholders entitling them to subscribe for or purchase our stock at a price less than the market price of our common stock;

     o the subdivision of our common stock into a greater or lesser number of shares of stock;

     o the distribution to all stockholders of evidences of our indebtedness or assets, excluding stock dividends or other distributions and rights or warrants; or

     o   the reclassification of our common stock into other securities.

We may also decrease the conversion price as we consider necessary so that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of our common stock.

We will pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of common stock on conversion of the securities. We are not required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in a name other than that of the holder of the security to be converted and no issue and delivery shall be made unless and until the person requesting the issue has paid the amount of any such tax or established to our satisfaction that such tax has been paid.

After the occurrence of:

     o   consolidation with or merger of Williams into any other corporation,

     o   any merger of another corporation into Williams, or

     o   any sale or transfer of substantially all of the assets of Williams,

which results in any reclassification, change or conversion of our common stock, the holders of any convertible securities will be entitled to receive on conversion the kind and amount of shares of common stock or other securities, cash or other property receivable upon such event by a holder of our common stock immediately prior to the occurrence of the event.


CONCERNING THE TRUSTEE

The trustee is one of a number of banks with which Williams and its subsidiaries maintain ordinary banking relationships and with which Williams and its subsidiaries maintain credit facilities.


LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the prospectus supplement in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.


                         DESCRIPTION OF PREFERRED STOCK

Under Williams' certificate of incorporation, as amended, Williams is authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. At March 31, 2002, 1,466,667 shares of preferred stock were outstanding outside of our consolidated group. See "Outstanding Preferred Stock" below. The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

The rights of the holders of each series of preferred stock will be subordinate to those of Williams' general creditors.


GENERAL TERMS OF THE PREFERRED STOCK

The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

     o the distinctive designation of the series and the number of shares which shall constitute the series;

     o the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

     o the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

     o whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

     o   limit the number of shares of the series that may be issued;

     o provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

     o grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

     o impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

     o impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

     o grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; and

     o grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.


DIVIDENDS

Holders of the preferred stock of any series shall be entitled to receive, when and as declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. Williams will not declare or pay any dividend nor will it set apart a dividend for payment for the preferred stock of any series unless at the same time Williams declares, pays, or sets apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent Williams from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of earnings of Williams during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

So long as any shares of preferred stock remain outstanding, Williams will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment of the dividends set apart:

     o pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

     o   make any distribution on any class of junior stock; or

     o purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

The ability of Williams, as a holding company, to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of Williams limit the amount of payments to Williams, which could affect the amount of funds available to Williams to pay dividends on the preferred stock.

Bank One Trust Company, National Association, is the registrar, transfer agent, and dividend disbursing agent for the shares of the preferred stock.


REDEMPTION

With the approval of its board of directors, Williams may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. Williams must duly give notice in the manner provided in the certificate of designation providing for the series. Williams must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock which is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

     o Williams has given notice of redemption of all or part of the shares of the series; and

     o Williams has set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.


VOTING RIGHTS

The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

     o   stated in this prospectus or the applicable prospectus supplement;

     o   expressly provided by law; or

     o provided in the certificate of designation of the series of preferred stock.

On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

So long as any shares of preferred stock are outstanding, Williams must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.


LIQUIDATION RIGHTS

In the event of any liquidation, dissolution, or winding up of the affairs of Williams, voluntary or involuntary, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

     o the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

     o a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

Williams must have made this payment in full to the holders of the preferred stock before it may make any distribution or payment to the holders of any class of stock of Williams ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After Williams has made this payment in full to the holders of the preferred stock, the remaining assets and funds of Williams will be distributed among the holders of the stock of Williams ranking junior to the preferred stock according to their rights. If the assets of Williams available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

On February 6, 1996, Williams entered into a rights agreement with The First Chicago Trust Company of New York, as rights agent, which currently provides for a dividend of one-third preferred stock purchase right for each outstanding share of Williams' common stock. The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of Williams and its stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with the board of directors of Williams prior to attempting a takeover and to provide the board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by the board of directors of Williams.

Until a right is exercised, the right does not entitle the holder to additional rights as a Williams' stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from Williams one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $140.00 per right, subject to adjustment. Each one two-hundredth of a share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to:

     o the greater of (a) $120, or (b) 1200 times the aggregate per share amount of all cash dividends; plus

     o 1200 times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock, since the immediately preceding quarterly dividend payment date.

The dividends on the Junior Participating Preferred Stock are cumulative. Holders of Junior Participating Preferred Stock have voting rights entitling them to 1200 votes per share on all matters submitted to a vote of the stockholders of Williams.

In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the close of business on the 10th business day after Williams learns that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock,
(b) the close of business on the 10th business day after the commencement of a tender or exchange offer for 15% or more of Williams' outstanding common stock, or (c) the close of business on the 10th business day after the board of directors of Williams determines that any adverse person or group has become the beneficial owner of an amount of common stock which the board of directors determines to be substantial. Below we refer to the person or group acquiring at least 15% of our common stock as an acquiring person.

In the event that a person or group acquires beneficial ownership of 15% or more of Williams' outstanding common stock or the board of directors of Williams determines that any adverse person or group has become the beneficial owner of a substantial amount of common stock, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

In the event that someone becomes an acquiring person and either (a) Williams is involved in a merger or other business combination in which Williams is not the surviving corporation, (b) Williams is involved in a merger or other business combination in which Williams is the surviving corporation but all or a part of its common stock is changed or exchanged, or (c) 50% or more of Williams' assets, cash flow or earning power is sold or transferred, each right becomes exercisable and each right will entitle its holder to receive common stock of the acquiring person having a value equal to two times the exercise price of the right.

The rights will expire at the close of business on February 6, 2006, unless redeemed before that time. At any time prior to the earlier of (a) 10 days following the stock acquisition date, as defined in the rights agreement, and
(b) the expiration date, the board of directors of Williams may redeem the rights in whole, but not in part, at a price of $.01 per right. Prior to the distribution date, Williams may amend the rights agreement in any respect without the approval of the rights holders. However, after the distribution date, the rights agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or group) or cause the rights to again become redeemable. The Junior Participating Preferred Stock ranks junior to all other series of Williams' preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise.

You should refer to the applicable provisions of the rights agreement, which we filed with the SEC as Exhibit 4 to our Form 8-K filed January 24, 1996 and incorporated by reference into the registration statement of which this prospectus is a part.

OUTSTANDING PREFERRED STOCK

On March 27, 2002, Williams sold $275 million of its 9 7/8 percent cumulative convertible preferred stock (the "March 2002 Preferred Stock") to MEHC Investment, Inc., a wholly-owned subsidiary of MidAmerican Energy Holdings Company, and a member of the Berkshire Hathaway family of companies. MEHC Investment acquired 1,466,667 shares of the March 2002 Preferred Stock at a purchase price of $187.50 per share, pursuant to a stock purchase agreement between the companies. Each share of the March 2002 Preferred Stock is convertible into ten shares of William's common stock. For a full description of the March 2002 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the March 2002 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

On March 28, 2001, Williams issued 14,000 shares of its March 2001 Mandatorily Convertible Single Reset Preferred Stock (the "March 2001 Preferred Stock") to a wholly owned subsidiary as part of a transaction to provide indirect credit support for $1.4 billion of structured notes issued by entities controlled by Williams Communications Group, Inc. through a commitment to issue Williams' equity upon the occurrence of certain trigger events. On March 5, 2002, Williams received the requisite approvals for its consent solicitation to amend the terms of these structured notes. The amendment, among other things, eliminates a bankruptcy by Williams Communications and a Williams credit ratings downgrade from the enumerated list of events that could cause an acceleration of the notes. For a full description of the March 2001 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the March 2001 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

On December 28, 2000, in connection with the purchase of various energy-related assets in Canada and formation of Snow Goose Associates, L.L.C. and Arctic Fox Assets, L.L.C., Williams issued 342,000 shares of Williams' December 2000 cumulative convertible preferred stock ("December 2000 Preferred Stock") to Arctic Fox Assets, L.L.C., a wholly owned subsidiary of Williams. For a full description of the December 2000 Preferred Stock, please refer to Williams' certificate of incorporation and the certificate of designation of the December 2000 Preferred Stock, which has been filed as part of Exhibit 3.1 to the registration statement of which this prospectus is a part.

                           DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, Williams is authorized to issue up to 960,000,000 shares of common stock. As of March 31, 2002, Williams had 537,544,442 issued and outstanding shares of common stock. In addition, at March 31, 2002, options to purchase 29,242,897 shares of common stock were outstanding under various stock and compensation incentive plans. Additionally, at March 31, 2002, purchase contracts obligating the holders of the purchase contacts to purchase up to 44,000,000 shares of common stock on February 16, 2005 were outstanding. The number of shares of common stock which the holders of these purchase contracts are required to purchase is subject to adjustment based on the market value of Williams' common stock. The outstanding shares of Williams' common stock are fully paid and nonassessable. The holders of Williams' common stock are not entitled to preemptive or redemption rights. Shares of Williams' common stock are not convertible into shares of any other class of capital stock. EquiServe Trust Company, N.A., is the transfer agent and registrar for our common stock.

Williams currently has the following provisions in its charter or bylaws which could be considered to be "anti-takeover" provisions:

     o an article in its charter providing for a classified board of directors divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders;

     o an article in its charter providing that directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

     o an article in its charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams; and

     o a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

Williams is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of Williams' outstanding voting stock) from engaging in a business combination with Williams for three years following the date that person became an interested stockholder unless:

     o before that person became an interested stockholder, the board of directors of Williams approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Williams outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

     o on or following the date on which that person became an interested stockholder, the business combination is approved by Williams' board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of Williams (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.


DIVIDENDS

The holders of Williams' common stock are entitled to receive dividends when, as, and if declared by the board of directors of Williams, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.


VOTING RIGHTS

The holders of Williams' common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.


RIGHTS UPON LIQUIDATION

In the event of Williams' voluntary or involuntary liquidation, dissolution, or winding up, the holders of Williams' common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.


                             DESCRIPTION OF WARRANTS

Williams may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Williams and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     o   the title of such warrants;

     o   the aggregate number of such warrants;

     o   the price or prices at which such warrants will be issued;

     o the currency or currencies, in which the price of such warrants will be payable;

     o the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     o the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     o if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     o if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     o   information with respect to book-entry procedures, if any;

     o if applicable, a discussion of any material United States federal income tax considerations; and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.


                        DESCRIPTION OF PURCHASE CONTRACTS

Williams may issue purchase contracts for the purchase or sale of:

     o debt or equity securities issued by Williams or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     o   currencies; or

     o   commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Williams may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Williams to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Williams' obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.


                              DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Williams may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

     o the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     o   a description of the terms of any unit agreement governing the units;
         and

     o a description of the provisions for the payment, settlement, transfer or exchange of the units.


                              PLAN OF DISTRIBUTION

Williams may sell the securities through agents, through underwriters, through dealers, and directly to purchasers.

Agents designated by Williams from time to time may solicit offers to purchase the securities. The prospectus supplement will name any such agent who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered. The prospectus supplement will also set forth any commissions payable by Williams to such agent. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If Williams uses any underwriters in the sale, Williams will enter into an underwriting agreement with the underwriters at the time of sale to them. The prospectus supplement which the underwriter will use to make resales to the public of the securities in respect of which this prospectus is delivered will set forth the names of the underwriters and the terms of the transaction.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Williams will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Agents, dealers, and underwriters may be entitled under agreements entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers, or underwriters may be required to make in respect of such civil liabilities. Agents, dealers, and underwriters may be customers of, engage in transactions with, or perform services for Williams in the ordinary course of business.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Williams. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Williams and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Williams to indemnification by Williams against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Williams in the ordinary course of business.

If the prospectus supplement so indicates, Williams will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from Williams at the public offering price set forth in the prospectus supplement. The solicitation will occur pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Each series of debt securities offered will be a new issue of securities and will have no established trading market. The debt securities offered may or may not be listed on a national securities exchange. Williams cannot be sure as to the liquidity of or the existence of trading markets for any debt securities offered.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.


                                     EXPERTS

The consolidated financial statements and schedule of Williams appearing in Williams' Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

William G. von Glahn, Senior Vice President and General Counsel of Williams, will pass upon certain legal matters for Williams in connection with the securities offered by this prospectus. Davis Polk & Wardwell, New York, New York will pass upon certain legal matters for the underwriters in connection with the securities offered by this prospectus. As of March 31, 2002, Mr. von Glahn was the beneficial holder of 402,402 shares of Williams common stock (including 268,010 shares subject to stock options exercisable within 60 days, deferred stock awards and Williams' 401(k) retirement plan). Mr. von Glahn is a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate of the approximate amount of the fees and expenses payable by Williams in connection with the offering described in this Registration Statement:


                                                                      APPROXIMATE
                                                                        AMOUNT
                                                                      -----------
         Securities and Exchange Commission registration fee .......   $248,400
         Printing and engraving expenses ...........................     50,000
         Accounting fees and expenses ..............................     50,000
         Legal fees and expenses ...................................     85,000
         Trustees' fees ............................................     12,000
         Fees of rating agencies ...................................     50,000
         Miscellaneous expenses ....................................     28,000
                                                                       --------
              TOTAL ................................................   $523,400
                                                                       ========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:


EXHIBIT
NUMBER        EXHIBIT

  1.1 Form of Underwriting Agreement Standard Provisions (Debt) (filed as Exhibit 1.1 to the Registration Statement on Form S-3 filed June 22, 2001, file number 333-63724).*

  1.2 Form of Distribution Agreement (filed as Exhibit 1.2 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  1.3 Form of Equity Underwriting Agreement (filed as Exhibit 1.3 to the Registration Statement on Form S-3 filed June 22, 2001, file number 333-63724).*

  3.1         Restated Certificate of Incorporation, as supplemented.

  3.2 Restated By-laws (filed as Exhibit 99.1 to Form 8-K filed January 19, 2000).*

  4.1 Form of Senior Debt Indenture (filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.2 Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.3 Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.4 Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.5 Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.6 Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.7 Rights Agreement dated as of February 6, 1996, between Williams and First Chicago Trust Company of New York (filed as Exhibit 4 to Form 8-K filed January 24, 1996).*

  4.8 Certificate of Increase of Authorized Number of Shares of Series A Junior Participating Preferred Stock (filed as Exhibit 3(f) to Form 10-K for the fiscal year ended December 31, 1995).*

  4.9 Certificate of Increase of Authorized Number of Shares of Series A Junior Participating Preferred Stock (filed as Exhibit 3(g) to Form 10-K for the fiscal year ended December 31, 1997).*

  4.10 Form of Purchase Contract Agreement (filed as Exhibit 4.10 to the Registration Statement on Form S-3 filed December 21, 2001, file number 333-73326).*

  4.11 Form of Pledge Agreement (filed as Exhibit 4.11 to the Registration Statement on Form S-3 filed December 21, 2001, file number 333-73326).*

  4.12 Form of Warrant Agreement (including form of Warrant Certificate) (filed as Exhibit 4.12 to the Registration Statement on Form S-3 filed December 21, 2001, file number 333-73326).*

  5.1 Opinion of William G. von Glahn, Esq., relating to the validity of the securities.

  12.1 Statement regarding Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements (filed as
              Exhibit 12 to the Annual Report on Form 10-K for the year ended December 31, 2001).*

  23.1        Consent of Ernst & Young LLP.

  23.2        Consent of William G. von Glahn, Esq. (contained in Exhibit 5).

  24.1        Power of Attorney.

  24.2 Certified copy of resolutions authorizing signatures pursuant to Power of Attorney.

  25.1 Statement of Eligibility and Qualification of Bank One Trust Company, National Association, on Form T-1 for Indentures.
----------
*   Indicates exhibits incorporated by reference as indicated.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa and State of Oklahoma on the 4th day of April, 2002.


                                             THE WILLIAMS COMPANIES, INC.
                                             (REGISTRANT)

                                             By: /s/ SUZANNE H. COSTIN
                                                -------------------------
                                                Name: Suzanne H. Costin
                                                Title:  Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                              TITLE                                 DATE
       ---------                              -----                                 ----
/s/ STEVEN J. MALCOLM*          President, Chief Executive Officer and          April 4, 2002
---------------------------     Director (Principal Executive Officer)
Steven J. Malcolm


/s/ JACK D. MCCARTHY*           Senior Vice President -- Finance (Principal     April 4, 2002
---------------------------     Financial Officer)
Jack D. McCarthy


/s/ GARY R. BELITZ*             Controller (Principal Accounting Officer)       April 4, 2002
---------------------------
Gary R. Belitz


/s/ KEITH E. BAILEY*            Chairman of the Board and Director              April 4, 2002
---------------------------
Keith E. Bailey


/s/ HUGH M. CHAPMAN*            Director                                        April 4, 2002
---------------------------
Hugh M. Chapman


/s/ GLENN A. COX*               Director                                        April 4, 2002
---------------------------
Glenn A. Cox


/s/ THOMAS H. CRUIKSHANK*       Director                                        April 4, 2002
---------------------------
Thomas H. Cruikshank


/s/ WILLIAM E. GREEN*           Director                                        April 4, 2002
---------------------------
William E. Green


/s/ IRA D. HALL*                Director                                        April 4, 2002
---------------------------
Ira D. Hall


/s/ W. R. HOWELL*               Director                                        April 4, 2002
---------------------------
W. R. Howell


/s/ JAMES C. LEWIS*             Director                                        April 4, 2002
---------------------------
James C. Lewis


/s/ CHARLES M. LILLIS*          Director                                        April 4, 2002
---------------------------
Charles M. Lillis


/s/ GEORGE A. LORCH*            Director                                        April 4, 2002
---------------------------
George A. Lorch


/s/ FRANK T. MACINNIS*          Director                                        April 4, 2002
---------------------------
Frank T. MacInnis


/s/ GORDON R. PARKER*           Director                                        April 4, 2002
---------------------------
Gordon R. Parker


/s/ JANICE D. STONEY*           Director                                        April 4, 2002
---------------------------
Janice D. Stoney


/s/ JOSEPH H. WILLIAMS*         Director                                        April 4, 2002
---------------------------
Joseph H. Williams


*By: /s/ SUZANNE H. COSTIN
---------------------------
     Suzanne H. Costin
     Attorney-in-Fact
     Dated: April 4, 2002

                                  EXHIBIT INDEX



EXHIBIT
NUMBER          EXHIBIT
-------         -------
  1.1           Form of Underwriting Agreement Standard Provisions (Debt) (filed as Exhibit 1.1 to the Registration Statement on Form S-3 filed
                June 22, 2001, file number 333-63724).*

  1.2           Form of Distribution Agreement (filed as Exhibit 1.2 to the
                Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  1.3 Form of Equity Underwriting Agreement (filed as Exhibit 1.3 to the Registration Statement on Form S-3 filed June 22, 2001, file number 333-63724).*

  3.1           Restated Certificate of Incorporation, as supplemented.

  3.2           Restated By-laws (filed as Exhibit 99.1 to Form 8-K filed
                January 19, 2000).*

  4.1           Form of Senior Debt Indenture (filed as Exhibit 4.1 to the
                Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.2           Form of Subordinated Debt Indenture (filed as Exhibit 4.2 to the
                Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.3           Form of Floating Rate Senior Note (filed as Exhibit 4.3 to the
                Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.4           Form of Fixed Rate Senior Note (filed as Exhibit 4.4 to the
                Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.5 Form of Floating Rate Subordinated Note (filed as Exhibit 4.5 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.6 Form of Fixed Rate Subordinated Note (filed as Exhibit 4.6 to the Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*

  4.7 Rights Agreement dated as of February 6, 1996, between Williams and First Chicago Trust Company of New York (filed as Exhibit 4 to Form 8-K filed January 24, 1996).*

  4.8           Certificate of Increase of Authorized Number of Shares of Series
                A Junior Participating Preferred Stock (filed as Exhibit 3(f) to
                Form 10-K for the fiscal year ended December 31, 1995).*

  4.9           Certificate of Increase of Authorized Number of Shares of Series
                A Junior Participating Preferred Stock (filed as Exhibit 3(g) to
                Form 10-K for the fiscal year ended December 31, 1997).*

  4.10 Form of Purchase Contract Agreement (filed as Exhibit 4.10 to the Registration Statement on Form S-3 filed December 21, 2001, file number 333-73326).*

  4.11          Form of Pledge Agreement (filed as Exhibit 4.11 to the
                Registration Statement on Form S-3 filed December 21, 2001, file number 333-73326).*

  4.12          Form of Warrant Agreement (including form of Warrant
                Certificate) (filed as Exhibit 4.12 to the Registration
                Statement on Form S-3 filed December 21, 2001, file number
                333-73326).*

  5.1 Opinion of William G. von Glahn, Esq., relating to the validity of the securities.


  12.1          Statement regarding Computation of Ratios of Earnings to
                Combined Fixed Charges and Preferred Stock Dividend Requirements
                (filed as Exhibit 12 to the Annual Report on Form 10-K for the year ended December 31, 2001).*

  23.1          Consent of Ernst & Young LLP.

  23.2          Consent of William G. von Glahn, Esq. (contained in Exhibit 5).

  24.1          Power of Attorney.

  24.2 Certified copy of resolutions authorizing signatures pursuant to Power of Attorney.

  25.1          Statement of Eligibility and Qualification of Bank One Trust
                Company, National Association, on Form T-1 for Indentures.

----------
*   Indicates exhibits incorporated by reference as indicated.